Exhibit 99.1

CONTACT:
Angela Hartley
760/547-2700 x102

For Immediate Release

PATRIOT SCIENTIFIC ACQUIRES CROSSFLO SYSTEMS, INC.

CARLSBAD, CA. September 3, 2008 – Patriot  Scientific Corp. (OTC BB: PTSC) today announced it has completed the acquisition, effective September 1, 2008, of Crossflo Systems, Inc., San Diego, California, a private software and services company noted for its innovative data-sharing solutions. Crossflo Systems becomes a wholly-owned subsidiary of Patriot Scientific and retains its current management team.

“Patriot Scientific is extremely pleased by the acquisition of Crossflo Systems and the tremendous talent and potential that this brings with it,” said Paul Bibeau, Vice President Business Development.  “We firmly believe that Crossflo Systems will serve as a solid foundation for the new Patriot Scientific as we continue to transition it once again into an operating company.”

“The merging of Crossflo and Patriot Scientific provides both companies with a strong platform and ability to broadly execute a compelling information strategy for the justice, public safety and healthcare sectors,” said Renney Senn, Crossflo’s President. “We are very enthusiastic about the growth potential of Patriot Scientific both with the addition of Crossflo and with future upcoming additions to the Patriot Scientific family.”

“We are pleased to complete this initial M&A transaction and in repositioning Patriot Scientific into an operating entity,” said Rick Goerner, President and CEO.  “Crossflo’s data sharing and security solutions address the pressing need for accessing information among multiple users in the government, interagency and healthcare marketplace.  The Department of Homeland Security has mandated that information databases be integrated.  The healthcare industry sees an increasing need for sharing data as well.  Both of these will be key initial applications for Crossflo products.”

Crossflo Systems (http://www.crossflo.com) provides data sharing products and services to the public sector.  Current customers include the New Jersey State Police, Hewlett-Packard and the company teams with companies such as SAIC, Booze Allen Hamilton and other major contractors to compete for state, local and federal projects.

About Crossflo Systems, Inc.

Crossflo Systems, Inc. provides data sharing solutions to the public sector. Crossflo’s flagship product, the Crossflo DataExchange® (CDX) solution, is commercial off-the-shelf (COTS) middleware specifically designed for interagency and cross-domain data sharing. Standards-based architecture and intuitive interface design enable end users to strengthen control, selectively share information and rapidly connect disparate data sources across multiple platforms. Crossflo solutions are backed by operationally oriented professional services and expertise in HL7, NIEM, GJXDM, and IEPD deployments. With Crossflo, agencies involved with Justice and Public Safety, Public Health, and National Defense and Domestic Security are able to securely and rapidly access unlimited data sources to provide an accurate picture of people, assets, situations and events.

About Patriot Scientific Corporation

Headquartered in Carlsbad, California, Patriot Scientific Corporation is a leading intellectual-property licensing company that developed key microprocessor technologies used in myriad wireless devices, smart cards, home appliances, network gateways, set-top boxes, entertainment technology, automotive telematics, biomedical devices, industrial controllers and more. Patriot Scientific has recently embarked on an aggressive business expansion initiative based on selective expansion of its IP portfolio, minority investments in early-stage technology companies and full M&A. For more information on Patriot Scientific Corporation, visit: www.ptsc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.